As filed with the Securities and Exchange Commission on December 23, 1999

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0398689
(State of Incorporation)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, CA 95051
(Address of principal executive offices)

ISSG Stock Option Plan
(Full title of the Plan)

Gary Valenzuela
Senior Vice President, Finance and Administration, and Chief Financial Officer
3420 Central Expressway
Santa Clara, CA 95051
408-731-3300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua L. Green
Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

ISSG Stock Option Plan(1)
Common Stock, $0.001 par value	3,933 Shares	$337.125(2)	$1,325,912.63	$350.04

(1)
Pursuant to the Agreement and Plan of Reorganization dated as of November 19, 1999, among Registrant, Universe Acquisition Corp. and Innovative Systems Services Group, Registrant assumed, effective as of November 22, 1999, all of the outstanding options to purchase Common Stock of Innovative Systems Services Group under the ISSG Stock Option Plan, and such options became exercisable to purchase shares of Registrant's Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.

(2)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (as amended April 29, 1999) (File No. 0-28018).

      (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-28018).

      (c) The Registrant's Current Reports on Form 8-K, filed with the Commission on January 13, 1999, January 29, 1999, April 5, 1999 (as amended on April 19, 1999), April 8, 1999, June 2, 1999 (as amended on June 8, 1999), July 8, 1999, July 20, 1999 (as amended on December 23, 1999) and October 7, 1999 (File No. 0-28018).

      (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on March 12, 1996, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1	ISSG Stock Option Plan
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see p. 5)

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Yahoo! Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 22nd day of December, 1999.

YAHOO! INC.
By:	/s/ GARY VALENZUELA Gary Valenzuela, Senior Vice President, Finance and Administration, and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy Koogle and Gary Valenzuela, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY KOOGLE Timothy Koogle	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 22, 1999
/s/ GARY VALENZUELA Gary Valenzuela	Senior Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)	December 22, 1999
/s/ JAMES J. NELSON James J. Nelson	Vice President, Finance (Chief Accounting Officer)	December 22, 1999
/s/ JEFF MALLETT Jeff Mallett	President, Chief Operating Officer and Director	December 22, 1999
/s/ ERIC HIPPEAU Eric Hippeau	Director	December 22, 1999
/s/ ARTHUR H. KERN Arthur H. Kern	Director	December 22, 1999
/s/ MICHAEL MORITZ Michael Moritz	Director	December 22, 1999
/s/ JERRY YANG Jerry Yang	Director	December 22, 1999

INDEX TO EXHIBITS

Exhibit Number
4.1	ISSG Stock Option Plan
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see p. 5)